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                               SERVICES AGREEMENT



                                     BETWEEN



                     RANDGOLD & EXPLORATION COMPANY LIMITED

                                  ("RANDGOLD")





                                       AND



                           RANDGOLD RESOURCES LIMITED

                                  ("RESOURCES")




RECORDAL

RESOURCES does not have a corporate presence in South Africa, being managed and controlled outside of South Africa.

RESOURCES wishes to source certain of its technical and administrative services from South Africa for reasons of costs and convenience.

Certain RANDGOLD staff required by RESOURCES are located in South Africa and RESOURCES requires the services of RANDGOLD in South Africa to provide office accommodation, payroll administration and other services in respect of the staff located in South Africa.

RANDGOLD is able and willing to provide the services required by RESOURCES and RESOURCES is willing to enter into an agreement with RANDGOLD for the provision of the services on a commercial basis as set out herein.

The two companies have agreed that RANDGOLD will restrict itself to operating within the geographical confines of the Republic of South Africa and RESOURCES to areas outside of the Republic of South Africa.




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1.       PREVIOUS AGREEMENT

         This agreement supercedes all other service and management contracts between the parties which are hereby terminated.

2.       SERVICES TO BE PROVIDED

         2.1 RESOURCES has identified the following services which it requires to be provided in South Africa by RANDGOLD:

                  o Fully serviced and furnished office accommodation and related services such as reception, communications, office equipment and computer installations:

                  o Payments and accounting for goods and services to its operations in Africa and elsewhere which are sourced from South Africa;

                  o Purchasing of goods and services from South Africa and the procurement of insurance for operational requirements;

                  o        Company secretarial;

                  o        Secretarial;

                  o Technical services, including geophysical and project evaluation;

                  o        Legal consulting.

         2.2 RESOURCES understands and accepts that certain of the above services are supplied by RANDGOLD on a non-exclusive basis and that RANDGOLD may provide services to other companies. RANDGOLD undertakes not to supply services to a competitor of Resources without the prior written approval of RESOURCES.

         2.3 RANDGOLD has agreed to provide the services set out in 2.1 to RESOURCES.

3.       FEE FOR SERVICES

         3.1 For the provision of the services set our herein, RANDGOLD will receive the following payment:

                  3.1.1 RANDGOLD employees' salaries will be charged at a total cost to company plus a 5% (five percent) mark-up.

                  3.1.2 Office rental of R51 000 (fifty one thousand rand) per month.

                  3.1.3 Any other expenses will be charged on a re-imbursable basis.

         3.2 RESOURCES will deposit with RANDGOLD an amount sufficient to cover one month's expenses as determined under 3.1 above.

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4.       INFORMATION

         RESOURCES will make available to RANDGOLD any information which may reasonably be required for RANDGOLD to carry out its duties in terms hereof.

5.       DELEGATION

         RANDGOLD may:

         5.1 contract on behalf of RESOURCES for any services or other requirements, the costs of which, if borne by RANDGOLD shall be paid directly by RESOURCES;

         5.2 Subject to such terms and conditions mutually agreed between RANDGOLD and RESOURCES, from time to time delegate to any person, firm or company all or any of the services undertaken by it in terms hereof and may appoint or employ outside consultants or outside firms or independent agents on behalf of RESOURCES;

         5.3      Subcontract any of the services.

6.       LOSS OR DAMAGE

         6.1 All work to be conducted by RANDGOLD shall be performed with due care and diligence in good workmanlike manner.

         6.2 Notwithstanding the provision of 6.1, RANDGOLD shall not be responsible for any liability, loss or damage suffered or incurred by RESOURCES, which may arise as a result of or in consequence of any act or omission of RANDGOLD, its employees or agents and which is related, either directly or indirectly to the implementation of this agreement, whether or not such liability, loss or damage is caused or incurred or as a result of any act or omission or negligence of RANDGOLD, its employees or agents.

7.       INDEMNITY

         RESOURCES hereby indemnifies and holds RANDGOLD harmless against all claims of whatever nature which may be brought against RANDGOLD by any person whomsoever arising out of or in any way attributable to RANDGOLD having acted in terms of this agreement, and all legal costs, liability, damages or expenses which RANDGOLD may suffer, sustain or incur in respect of or arising out of such claims.

8.       DURATION

         The services to be provided by RANDGOLD under this agreement shall commence on 1 January 2003 and shall continue, and shall remain in force until terminated by either party on six (6) months' written notice to the other party. A shorter notice period may be arranged by mutual agreement between the parties.


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9.       ARBITRATION

         Any dispute, difference or question which may arise at any time hereafter between the parties relating to the true construction of this agreement or the rights and liabilities of the parties, which is not solved amicably between the parties within 30 (thirty) that dispute, difference or question arising shall, in the absence of agreement to the contrary between the parties, be referred to arbitration.

10.      GOVERNING LAW

         This agreement shall be governed and interpreted in every respect in accordance with the laws of South Africa and the parties undertake to submit to the jurisdiction of the South African courts.

11.      DOMICILIUM

The parties hereto choose as their domicilium citandi et executandi the following address:

         11.1     RESOURCES:             La Motte Chambers
                                         St Helier
                                         Jersey JE1 1BJ
                                         Channel Islands
                                         Fax No. (44) 1534 602002

         11.2     RANDGOLD:              5 Press Avenue
                                         Selby
                                         Johannesburg
                                         South Africa
                                         Fax No. 27-11 837-0813

         Either party shall be entitled to change its aforesaid address to another address on giving the other party 7 (seven) days written notice of such proposed change of address.

12.      CONFIDENTIAL INFORMATION

         12.1 Any information or data obtained by either party to this agreement arising from the implementation of this agreement shall be treated as strictly confidential by both the parties and their affiliates and shall not be divulged or permitted to be divulged to any person not being a party to this agreement, without the prior written consent of the other party to this agreement, it being the intent and purpose of the parties to this agreement to prevent unjust enrichment resulting from unauthorised disclosure or use of data obtained, provided, however, that any information and data which is required to be furnished by law or contract or by any Stock Exchange on which the shares of either party to this agreement are listed or quoted, may be so furnished. Either party to this agreement shall be entitled to make such information available to its shareholders as may be necessary to enable that party to appraise its shareholders of the value and prospects of the shareholdings. Every effort shall however be made to consult

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                  fully with the other party to this agreement on all proposed releases of information with a view to avoiding untimely or damaging disclosures.

         12.2 Nothing in this clause 12 shall preclude either party under this agreement from divulging any information to any person who is negotiating with such party to this agreement for the acquisition of any interest in such party to the agreement, provided that the person to whom any disclosure is made in the aforesaid circumstances shall first have undertaken in writing not to divulge such information to any other person.




























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Signed at Paris, France on the 2nd day of February 2003


AS WITNESSES:                                              FOR AND ON BEHALF OF
                                                     RANDGOLD RESOURCES LIMITED

1.       /s/  John Berry                      /s/  D.M. Bristow
         ---------------------------------    ----------------------------------
                                                                       DIRECTOR
2.       /s/  Vicky Koma
         ---------------------------------    ----------------------------------
                                                                       DIRECTOR



Signed at Johannesburg on the 29th day of January 2003


AS WITNESSES:                                     FOR AND ON BEHALF OF RANDGOLD
                                                  & EXPLORATION COMPANY LIMITED

1.       /s/  John Berry                      /s/  R.A.R. Kebble
         ---------------------------------    ----------------------------------
                                                                       DIRECTOR
2.       /s/  Vicky Koma
         ---------------------------------    ----------------------------------
                                                                       DIRECTOR

















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